Exhibit 99.1
                             [MULTIFOODS LOGO]
                                News Release



FOR IMMEDIATE RELEASE             Contact:  Jill Schmidt (media)
                                            (612) 340-3755

                                            Tony Brausen (investors)
                                            (612) 340-3621


                   MULTIFOODS BOARD ELECTS GARY E. COSTLEY
                         CHAIRMAN, PRESIDENT, CEO

     MINNEAPOLIS, Nov. 4 The board of directors of International Multifoods Corp. (NYSE: IMC) today announced that it has elected Gary E. Costley chairman of the board, president and chief executive officer, effective Jan. 1, 1997. Current Chairman and CEO Robert M. Price will remain with Multifoods as a member of the board of directors.
     Costley, 53, will join Multifoods after having spent 24 years with Kellogg Company, where he held a number of executive positions, including executive vice president and area director of Kellogg North America - a region that generated more than $4 billion in annual sales. Since 1995, Costley has served as dean of the Babcock Graduate School of Management at Wake Forest University, Winston-Salem, N.C.
     "Gary Costley is an outstanding executive and individual," Price said. "He is an experienced, results-oriented operations executive who has demonstrated strategic and leadership capabilities and unquestionable integrity. Gary's knowledge and understanding of the food industry will benefit Multifoods. He had a track record of success while at Kellogg and was recognized with ever-increasing responsibility for his accomplishments. The board believes that Multifoods' shareholders, employees, customers and communities will be well-served by Gary's leadership."
     In 1988, Costley was named executive vice president and chairman of Kellogg USA. During his four years as head of the unit, he led the development of a five-year strategic growth plan, helped return the business to profitable growth, doubled free cash flow, reduced inventory, reorganized operations, and rebuilt the market research and consumer affairs department. In 1992, he was promoted to executive vice president and area director of Kellogg North America, where he assumed responsibility for Kellogg Canada along with Kellogg USA.
     From 1986 to 1988, Costley served as executive vice president and president of Kellogg U.S. Subsidiaries, which included four non-core operating units, and chairman of Mrs. Smith's Frozen Foods.
     Earlier in his career, Costley was senior vice president, corporate development, where he directed the strategic planning group and had responsibility for acquisition activity. From 1978 to 1980, Costley served as vice president and assistant to then Kellogg President William
E. LaMoth.
     Costley also held the position of vice president of public affairs. In this position, he oversaw the company's federal and state government relations department and served as the company's primary spokesperson with the media, financial community and government officials. He joined Kellogg in 1970 as director of nutrition, performing research and product development in the United States, Canada, Australia, Japan, the United Kingdom and Mexico, and helping establish Kellogg's global nutrition policy.
     Costley teaches business ethics at Wake Forest University and has spoken nationally on the topic.
     Costley is a member of the board of directors of Lance, Inc., Charlotte, N.C.; Pharmacopeia Inc., Princeton, N.J.; and Bush Brothers Inc., Knoxville, Tenn. He is chairman of Youth for Understanding, a youth exchange program, based in Washington, D.C., and also serves on the boards of the Miller Foundation in Battle Creek, Mich., and Duke University Medical Center (the Sarah Stedman Nutrition Center).
     Costley earned an undergraduate degree in animal science, and a master's degree and a Ph.D. in nutrition, with minors in physiology and biochemistry, from Oregon State University in Corvallis, Oregon.
     Minneapolis-based Multifoods operates in three businesses: foodservice distribution in the United States; bakery products in the United States and Canada; and bakery, consumer and agricultural products in Venezuela.
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1996